UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2007

ITLINKZ GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	33-27610-A	65-2954561
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Fruitville Pike, Suite 200, Lancaster, PA 17601
(Address of principal executive offices)

(717) 390-3777
Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

9	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
9	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
9	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
9	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01	Entry Into Material Definitive Agreement

On June 4, 2007 ItLinkz Group entered into a Share Purchase and Merger Agreement dated June 1, 2007 with Landway Nano Bio-Tech, Inc., a Delaware corporation (“Landway Nano”), and with Huaqin Zhou and Xiaojin Wang, two investors associated with Landway Nano. Landway Nano is a holding company that owns 100% of the registered capital of Shandong Sishui Spring Pharmacy Limited Company, a Chinese corporation that develops, manufactures and markets gingko products in the Peoples Republic of China.

Closing of the agreement is subject to satisfactory due diligence and satisfaction of certain other conditions. If the closing occurs, then at that time the two investors will purchase, for $530,000, 500 shares of a newly designated Series B Preferred Stock to be issued by ItLinkz Group. At the same time, ItLinkz Group will issue 500 shares of Series B Preferred Stock to the shareholders of Landway Nano in exchange for all of the capital stock of Landway Nano. The 1000 shares of Series B Preferred Stock will be convertible into 99% of the outstanding common stock of ItLinkz Group, and will have 99% of the voting power in ItLinkz Group. The current officers and directors of ItLinkz Group will resign from their positions at the closing, and will be replaced by individuals designated by Landway Nano.

Prior to the closing of the Share Purchase and Merger Agreement, ItLinkz Group will enter into an Assignment and Assumption and Management Agreement with Jeremy Feakins, its Chief Executive Officer. Mr. Feakins will undertake to manage ItLinkz Corporation, the present operating subsidiary of ItLinkz Group. Subsequent to the acquisition of Landway Nano, Mr. Feakins and ItLinkz Group will negotiate an agreement to transfer ItLinkz Corporation (including some or all of the $530,000 paid at closing) to Mr. Feakins. In exchange for ItLinkz Corporation, Mr. Feakins will (a) release ItLinkz Group from its liabilities to Mr. Feakins, (b) undertake to hold ItLinkz Group harmless from any liabilities arising prior to the closing of the Landway Nano acquisition, and (c) sell to an affiliate of Landway Nano all of the shares of ItLinkz Group owned by Mr. Feakins or his affiliates for $25.

Item 9.01	Financial Statements and Exhibits

Exhibits
10-a	Share Purchase and Merger Agreement dated June 1, 2007 among ItLinkz Group, Inc., Landway Acquisition Corp., and Landway Nano Bio-Tech, Inc.

10-b	Form of Certificate of Designation of Series B Preferred Stock.

10-c	Form of Assignment and Assumption and Management Agreement among ItLinkz Group, Inc., ItLinkz Corporation and Jeremy P. Feakins.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITLINKZ GROUP, INC.

Dated: June 6, 2007	By:	/s/ Jeremy Feakins
Jeremy Feakins
Chief Executive Officer